EX. 99.28(g)(1)(xxvii)

Amendment to

Master Global Custody Agreement Between

the Customer and JPMorgan Chase Bank, N.A.

This Amendment to the Master Global Custody Agreement between the Customer and JPMorgan Chase Bank, N.A. dated August 12, 2009, as amended (the “Agreement”), is by and among JNL Series Trust and JNL Investors Series Trust (each individually a “Trust” and collectively, the “Trusts”) and JNL Variable Fund LLC (the “Fund”) and JPMorgan Chase Bank, N.A. (the “Custodian”).

Whereas, the Trusts and Fund and the Custodian (the “Parties”) have entered into the Agreement by which the Custodian provides certain custodial services relating to securities and other assets of each Trust and the Fund.

Whereas, the Parties have agreed to amend the Schedule 6 of Agreement, to include both account names and accounts numbers.

Now, Therefore, the Parties hereto agree to amend the Agreement as follows:

1)	Schedule 6 of the Agreement is hereby deleted and replaced, in its entirety, with Schedule 6, updated as of March 1, 2019, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	The Trusts, Fund, and the Custodian hereby each represent and warrant to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind the Trusts, Fund, or Custodian to this Amendment.

In Witness Whereof, the Parties hereto have caused this Amendment to be executed, effective as of March 1, 2019. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

JNL Series Trust JNL Investors Series Trust JNL Variable Fund LLC		JPMorgan Chase Bank, National Association

By:	/s/ Kristen K. Leeman	By:	/s/ Brian Eckert
Name:	Kristen K. Leeman	Name:	Brian Eckert
Title:	Assistant Secretary	Title:	Executive Director
2/28/2019

Schedule 6

Updated as of March 1, 2019

Transfer Accounts

Account Number	Account Name
P 04374	Jackson National Asset Management – Money Market Fund Cash Concentration
P 04375	Jackson National Asset Management – TA Activity Cash Concentration
P 09324	Jackson National Asset Management TA Cash Concentration Account – American Funds

Master Global Custody Agreement - Schedule 6